FOR IMMEDIATE RELEASE     NYSE American – REI

RING ENERGY REPORTS INDUCEMENT GRANT

The Woodlands, TX – March 6, 2026 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported the grant of inducement awards to Sonu Johl, Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective March 5, 2026.

The inducement awards are comprised of 317,460 restricted stock units in respect of the Company’s common stock (“RSUs”) and 476,190 performance stock units (for which up to 952,380 shares may be earned) in respect of the Company’s common stock (the “PSUs”). The RSUs will vest in three equal annual installments beginning on March 5, 2027, subject to continued service through the applicable vesting date. The PSUs have a performance period of January 1, 2026 to December 31, 2028, subject to performance goals and continued service through December 31, 2028. The PSUs will vest as to fifty percent of the PSUs by the Company’s total shareholder return in relation to its peer group and fifty percent will vest based on the Company’s annual cash return on capital employed meeting certain hurdles.

The inducement awards were unanimously approved by the Company’s Board of Directors, including all independent directors, and was made as an inducement material to Mr. Johl entering into employment with the Company in accordance with Section 711 of the NYSE American Company Guide. While the inducement awards were granted outside of the Company’s 2021 Omnibus Incentive Plan, the awards are subject to terms and conditions substantially consistent with those set forth under such plan.
About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Contact Information

Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com

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